Exhibit (j) under Form N-1A
                                              Exhibit 8 under Item 601/Reg S-K





           Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class F Shares' Prospectus and "Independent Registered Public Accounting Firm" in the Class A, Class B, Class C, and Class F Shares' Statement of Additional Information for the Federated Bond Fund in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A, No. 33-48847) of Federated Investment Series Funds, Inc. and to the incorporation by reference of our report dated January 13, 2006 on Federated Bond Fund included in the Annual Report to Shareholders for the fiscal year ended November 30, 2005.



                                          ERNST & YOUNG LLP


Boston, Massachusetts
January 24, 2006